EXHIBIT 21

Subsidiaries of Cullen/Frost

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                    SUBSIDIARIES OF THE REGISTRANT
                    ------------------------------

     As of March 24, 1995, Cullen/Frost owned directly, or indirectly through wholly owned subsidiaries, the following subsidiaries.





                                                        PERCENTAGES OF
                                        ORGANIZED     VOTING SECURITIES
                                           UNDER           OWNED BY
                                          LAWS OF        CULLEN/FROST
                                         ----------    -----------------

The Frost National Bank of              United States        100%
   San Antonio

United States National Bank             United States        100%
   of Galveston

Main Plaza Corporation                     Texas             100%

Daltex General Agency, Inc.                Texas             100%

The New Galveston Company, Inc.           Delaware           100%